Exhibit 99.1

For Immediate Release                                                                                                                          News Release

Contacts:

Bill Smith or Dean Johnson                                                                                                                 John Ingoldsby

The Aristotle Corporation                                                                                                                   Ingoldsby Investor Relations, Inc.

Phone: 1-203-324-5466 or 1-920-563-2446                                                                                          Phone 508-359-2280

Fax: 203-358-0179 or 920-563-0234                                                                                                      Fax: 508-359-4529

wsmith@ihc-geneve.com                                                                                                                     iir@attbi.com

int@enasco.com

The Aristotle Corporation Announces

Third Quarter Results

Stamford, CT, November 7, 2002 - The Aristotle Corporation (NASDAQ: ARTL; ARTLP) today announced the second quarterly financial report following its June 17, 2002 merger with Nasco International, Inc. Since the transaction was accounted for as a reverse merger, the historical financial information is that of Nasco, and Aristotle has adopted Nasco's fiscal year-end of December 31.

For the three months ended September 30, 2002, revenue increased 5.2% to $55.5 million from $52.7 million for the third quarter of 2001. Net income from operations increased 9.5% to $4.8 million from $4.3 million. After payment of preferred dividends of $2.2 million in the 2002 quarter, net income applicable to common shareholders was $2.6 million, or $.15 per diluted share, compared with $.29 per diluted share in the 2001 third quarter prior to the issuance of preferred stock. As part of the merger agreement between Aristotle and Nasco, $72.2 million of preferred stock was issued to both Aristotle and Nasco shareholders.

On a pro forma basis as if the merger had been consummated on January 1, 2001, net income applicable to common shareholders for the three months ended September 30, 2002 would have been $2.6 million, or $.15 per diluted share, the same as for the comparable 2002 period.

For the nine months ended September 30, 2002, revenue increased 3.4% to $133.3 million from $129.0 million for the first nine months of 2001. Net income before extraordinary gain increased 23.3% to $9.0 million from $7.3 million. Net income applicable to common shareholders before extraordinary gain but after the payment of preferred dividends from the June 17th merger date to September 30, 2002 was $6.5 million, or $.41 per diluted share, compared with $7.3 million, or $.49 per diluted share, in 2001. The extraordinary gain of $20.2 million resulted principally from the recognition of $30.7 million of tax benefits created by the merger with Nasco, partially offset by the elimination of Aristotle's pre-merger goodwill and long-term assets. On a pro forma basis as if the merger had been consummated on January 1, 2001, net income applicable to common shareholders for the nine months ended September 30, 2002 would have been $3.4 million, or $.20 per diluted share, compared with $1.3 million, or $.08 per diluted share, for the same period in 2001.

In the 2002 second quarter, Aristotle adopted a change in accounting principles to recognize the fair value of stock options granted on or after January 1, 2002 as an expense on its income statement. The change reduced net income in the 2002 third quarter and nine months by $.07 million and $.08 million, respectively. The 2002 results also include expenses of $.4 million related to payments due in connection with previously announced management changes.

"We are pleased with the Company's progress following Aristotle's merger with Nasco," said Steve Lapin, Aristotle's Chief Operating Officer. "Revenues remained strong in Nasco's and Simulaids' medical training area, and stable in Nasco's K-12 education market despite challenges resulting from lowered educational funding in state budgets. We continue to explore opportunities to expand Aristotle's businesses, primarily in the education and health sectors."

Dean Johnson, Aristotle's Chief Financial Officer, stated, "The reported earnings are after federal and state income taxes, but it is anticipated that the existing federal operating tax loss carryforwards will result in Aristotle not having to pay federal income taxes for approximately the next five years. The benefit to shareholders of these loss carryforwards is currently recognized on Aristotle's balance sheet as an asset of $28.4 million, or approximately $1.66 per share. The cash that would have been payable for federal income taxes will be retained in the Company."

About Aristotle

The Aristotle Corporation, founded in 1986, and headquartered in Stamford, CT, is a leading manufacturer and global distributor of education, health and agricultural products. A selection of over 80,000 items are offered, primarily through catalogs carrying the brand of Nasco (founded in 1941), as well as those bearing the brands of Triarco, Summit Learning, Hubbard Scientific, Scott Resources and Spectrum Educational Supplies. Products include educational materials and supplies for substantially all K-12 curricula, molded plastics, biological materials and items for the agriculture, senior care and food industries. Simulaids, Inc. (founded in 1963), an Aristotle subsidiary, combines with Nasco to offer simulation kits and manikins used for training in cardiopulmonary resuscitation, and the fire and emergency rescue and patient care fields. Aristotle has about 750 employees at its operations in Fort Atkinson, WI, Modesto, CA, Fort Collins, CO, Plymouth, MI, Woodstock, NY and Aurora, Ontario, Canada.

There are approximately 17 million shares outstanding of Aristotle common stock (NASDAQ: ARTL) and 1 million shares outstanding of 11%, cumulative, convertible, voting, Series I preferred stock (NASDAQ: ARTLP); there are also approximately 11 million privately-held shares outstanding of 12%, cumulative, non-convertible, non-voting shares of Series J preferred stock. Aristotle has about 4,000 shareholders of record.

Further information about the Company can be obtained on Aristotle's website, at www.aristotlecorp.net.

Safe Harbor Under Private Securities Litigation Reform Act of 1995

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: (i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate additional acquisitions; (iii) Aristotle's ability to manage Nasco, Simulaids, Safe Passage and any other acquired or to be acquired companies (iv) the ability of Aristotle to retain and utilize its net operating tax loss carryforward position; and (v) general economic conditions. As a result, Aristotle's future development efforts involve a high degree of risk. For further information, please see Aristotle's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

                                                                                   Three Months                                                  Nine Months

                                                                              Ended September 30,                                      Ended September 30,
	2002	2001	2002	2001

	(In thousands*)		(In thousands*)
Net revenue	$ 55,485	$ 52,731	$ 133,337	$ 128,956
Cost of goods sold	36,203	34,431	86,468	84,602
Gross profit	19,282	18,300	46,869	44,354

Operating expenses	11,063	10,427	30,580	30,213
Operating income	8,219	7,873	16,289	14,141

Other income (expense), net	(448)	(759)	(1,398)	(2,318)
Income from operations before taxes and minority interest	7,771	7,114	14,891	11,823

Income tax expense	(3,015)	(2,772)	(5,856)	(4,615)

Income from operations before minority interest	4,756	4,342	9,035	7,208
Minority interest	--	--	--	68
Net income from operations	4,756	4,342	9,035	7,276
Preferred dividends	2,191	--	2,498	--
Net income available to common shareholders before extraordinary gain	2,565	4,342	6,537	7,276
Extraordinary gain	--	--	20,237	--
Net income available to common shareholders	$ 2,565	$ 4,342	$ 26,774	$ 7,276

Basic earnings per common share: Income before extraordinary gain Extraordinary gain Net income per share - Basic	$ .15 -- $ .15	$ .29 -- $ .29	$ .41 1.28 $ 1.69	$ .49 -- $ .49

Diluted earnings per common share: Income before extraordinary gain Extraordinary gain Net income per share - Diluted	$ .15 -- $ .15	$ .29 -- $ .29	$ .41 1.27 $ 1.68	$ .49 -- $ .49

Weighted average shares: Basic Diluted	17,031,687 17,139,708	15,000,000 15,000,000	15,788,860 15,915,255	15,000,000 15,000,000

*Except share and per share amounts

CONDENSED CONSOLIDATED BALANCE SHEETS September 30, December 31,
	2002	2001
	(In thousands)
ASSETS
Cash, cash equivalents and marketable securities	$ 8,858	$ 4,465
Accounts receivable	24,637	13,750
Inventories	29,130	24,326
Deferred income taxes	30,019	1,599
Property, plant and equipment	9,429	9,561
Goodwill and other intangible assets	7,346	7,346
Other assets	5,534	6,389
	$ 114,953	$ 67,436
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$ 8,614	$ 8,403
Other liabilities	17,608	9,079
Long-term debt, less current maturities	32,105	36,027
Stockholders' equity	56,626	13,927
	$ 114,953	$ 67,436